Pollard-Kelley Auditing Services, Inc.……………………………………………………………

Auditing Services 4500 Rockside Road, Suite 450 Independence OH 44131 330-836-2558

Report of Independent Certified Public Accountants

Board of Directors

Falcon Target, Inc

We have reviewed the accompanying consolidated balance sheets of Falcon Target, Inc.y as of March 31, 2007 and the related consolidated statements of income, stockholders’ equity, and cash flows for the three-month and nine- month periods then ended. These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board. A review of interim financial statements consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with the standards of the Public Company Accounting Oversight Board, the object of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in notes to the financial statements, the Company has negative working capital, negative cash flows from operations and recurring operating losses which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in the notes to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles accepted in the United States of America.

Pollard-Kelley Auditing Services, Inc.

/S/ Pollard-Kelley Auditing Services, Inc.

May 15, 2007

Independence, Ohio

Pollard-Kelley Auditing Services, Inc.……………………………………………………………

Auditing Services 4500 Rockside Rd #450, Independence, OH 44131 330-836-2558

May 15, 2007

To the Board of Directors

Falcon Target, Inc.

We hereby consent to the incorporation of our opinion dated May 15, 2007, in the 10Q of Falcon Target, Inc. Corp for the three months ended March 31, 2007.

Very truly yours,

Pollard-Kelley Auditing Services, Inc.

Malcolm L Pollard

Vice-President